Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES APPOINTMENT OF GRETCHEN W. MCCLAIN TO BOARD OF DIRECTORS

Berwyn, PA., September 10, 2014 — AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Gretchen W. McClain as a new director of the Company. Ms. McClain most recently served as Chief Executive Officer for Xylem, Inc.

“We are very pleased to welcome Gretchen to AMETEK’s Board of Directors. She is an experienced business executive with a strong technology background and experience that nicely complements an already strong Board of Directors. I am confident she will make important contributions to the Board and the Company as we continue our strong growth,” commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Ms. McClain was the founding Chief Executive Officer of Xylem which was formed from the spinoff of the global water businesses of ITT Corporation in October 2011. Ms. McClain joined ITT in September 2005 as President of its Residential and Commercial Water business, and was named in March 2007 President of ITT Fluid Technology. In December 2008, she was promoted to Senior Vice President and President of ITT Fluid and Motion Control.

Prior to joining ITT, Ms. McClain held leadership positions within Honeywell Aerospace, including Vice President and General Manager of the Business, General Aviation, and Helicopter Electronics Division, and Vice President for Engineering, Technology and Program Management for Honeywell Aerospace’s Engines, Systems and Services Division. Ms. McClain spent nine years with NASA prior to joining Honeywell where she aided in the development and launch of the International Space Station Program.

Ms. McClain currently serves on the Board of Directors of Booz Allen Hamilton. She is a graduate of the University of Utah, where she earned a Bachelor’s Degree in Mechanical Engineering.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products.  AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital.  The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ANNOUNCES APPOINTMENT OF GRETCHEN W. MCCLAIN TO BOARD OF DIRECTORS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include
AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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